Exhibit 10.4

EXCHANGE OFFER AGREEMENT

This Exchange Offer Agreement, dated as of July 20, 2009 (the “Agreement”), by and between the Mobile Video Development, Inc., a Delaware corporation (the “Company”) and each of the undersigned (each a “Stockholder”, collectively, the “Stockholders”), being the holders of all of the issued and outstanding shares of common stock, par value $.0001 per share (the “Common Stock”).

RECITALS

WHEREAS, the Stockholders currently hold all of the 16,000,000 issued and outstanding shares of Common Stock of the Company;

WHEREAS, the Company and the Stockholders desire to conduct a share exchange pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended (the “Act”), pursuant to which the Stockholders will exchange all of their currently issued and outstanding shares of Common Stock for shares of preferred stock, par value $.0001 per share (the “Series A Preferred Stock”) that will be convertible into shares of Common Stock at a ratio of 9 shares of Common Stock for each share of Series A Preferred Stock upon certain events as described below, representing all of the capital stock prior to the financing discussed below;

WHEREAS, the Stockholders acknowledge that the Company is conducting an offering to issue 2,500,000 shares of Common Stock at a offering price of $4.00 per share (the “Offering Price”) for an aggregate offering amount of $10,000,000 Dollars (the “Offering”);

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, Subscriber and the Company agree as follows:

1.           Exchange of Common Stock for Series A Preferred Stock.

a.
The Stockholders hereby agree to exchange all of their respective shares of Common Stock of the Company, as described on Exhibit A, for shares of Series A Preferred Stock of the Company at a ratio of 1 share of Series A Preferred Stock for each share of Common Stock, with such rights and designations of the Series A Preferred Stock evidenced by the Certificate of Designations attached hereto as Exhibit B in the respective amounts listed on Exhibit A.

2.           Conversion of Series A Preferred Stock.

a.
Pursuant to the rights and designations of the Series A Preferred Stock evidenced by the Certificate of Designations, a copy of which is attached hereto as Exhibit B, the shares of Series A Preferred Stock shallautomatically convert into shares of Common Stock at a ratio of 9 shares of Common Stock for each share of Series A Preferred Stock upon the following events:

A.
(i) the three year anniversary of the closing of the Offering, and (ii) the Company obtains at least 10,000,000 active registered users, in cumulative aggregate and across all its products, past and present; or

B.	Upon the occurrence of a change of control (“Change of Control”).

A Change of Control shall be deemed to occur if: any of the following occurs:

(i)          Any transaction in which shares of voting securities of the Company representing more than 50% of the total combined voting power of all outstanding voting securities of the Company are issued by the Company, or sold or transferred by the stockholders of the Company as a result of which those persons and entities who beneficially owned voting securities of the Company representing more than 50% of the total combined voting power of all outstanding voting securities of the Company immediately prior to such transaction cease to beneficially own voting securities of the Company representing more than 50% of the total combined voting power of all outstanding voting securities of the Company immediately after such transaction;

(ii)         The merger or consolidation of the Company with or into another entity as a result of which those persons and entities who beneficially owned voting securities of the Company representing more than 50% of the total combined voting power of all outstanding voting securities of the Company immediately prior to such merger or consolidation cease to beneficially own voting securities of the Company representing more than 50% of the total combined voting power of all outstanding voting securities of the surviving corporation or resulting entity immediately after such merger or consolidation; or

(iii)        The sale of all or substantially all of the Company’s assets to an entity of which those persons and entities who beneficially owned voting securities of the Company representing more than 50% of the total combined voting power of all outstanding voting securities of the Company immediately prior to such asset sale do not beneficially own voting securities of the purchasing entity representing more than 50% of the total combined voting power of all outstanding voting securities of the purchasing entity immediately after such asset sale.

(iv)        As a result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets or contested election, or combination of the foregoing, the persons who were directors of the Company just prior to such event shall cease to constitute a majority of the Board of Directors; or

(v)         A tender offer or exchange offer is made for all shares of the Company’s Common and Series A Preferred Stock (other than one made by the Company) and shares are acquired thereunder.

2.          Representations and Warranties of Subscriber.

a.	Each Stockholder is the beneficial and record holder of the number of shares of Common Stock presented on Exhibit A.

b.	Each Stockholder has not transferred, assigned, pledged or hypothecated, in whole or in part, their respective shares of Common Stock or granted any interest therein or thereto.

c.	Each Stockholder understands that the Series A Preferred Stock is not presently registered.

d.
Each Stockholder acknowledges that the Series A Preferred Stock must be held indefinitely unless such Series A Preferred Stock is converted into shares of Common Stock pursuant to the terms of the Certificate of Designations and such shares of Common Stock are subsequently registered under the Act or unless an exemption from such registration is available.

e.
Each Stockholder acknowledges that each Stockholder has had the opportunity to ask questions of, and receive answers from the Company or any person acting on its behalf concerning the Company and its business and to obtain any additional information, to the extent possessed by the Company (or to the extent it could have been acquired by the Company without unreasonable effort or expense) necessary to verify the accuracy of the information received by each Stockholder. In connection therewith, each Stockholder acknowledges that each Stockholder has had the opportunity to discuss the Company’s business, management and financial affairs with the Company’s management or any person acting on its behalf. Each Stockholder has received and reviewed this Agreement, and all the information, both written and oral, that it desires. Without limiting the generality of the foregoing, each Stockholder has been furnished with or has had the opportunity to acquire, and to review, all information, both written and oral, that it desires with respect to the Company’s business, management, financial affairs and prospects. In determining whether to enter into this Agreement, each Stockholder has relied solely on each Stockholder’s own knowledge and understanding of the Company and its business based upon each Stockholder’s own due diligence investigations and the information furnished pursuant to this paragraph. Each Stockholder understands that no person has been authorized to give any information or to make any representations which were not furnished pursuant to this paragraph and each Stockholder has not relied on any other representations or information.

f.
Each Stockholder has all requisite legal and other power and authority to execute and deliver this Agreement and to carry out and perform Stockholder’s obligations under the terms of this Agreement. This Agreement constitutes a valid and legally binding obligation of Stockholder, enforceable in accordance with its terms, and subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other general principals of equity, whether such enforcement is considered in a proceeding in equity or law.

g.
Each Stockholder has carefully considered and has discussed with Stockholder’s professional legal, tax, accounting and financial advisors, to the extent Subscriber has deemed necessary, the suitability of this investment and the transactions contemplated by this Agreement for Subscriber’s particular federal, state, local and foreign tax and financial situation and has determined that this investment and the transactions contemplated by this Agreement are a suitable investment for Stockholder. Each Stockholder relies solely on such advisors and not on any statements or representations of the Company or any of its agents. Each Stockholder understands that each Stockholder (and not the Company) shall be responsible for each Stockholder’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

h.
There are no actions, suits, proceedings or investigations pending against each individual Stockholder or Stockholder’s properties before any court or governmental agency (nor, to Stockholder’s knowledge, is there any threat thereof) which would impair in any way Stockholder’s ability to enter into and fully perform Stockholder’s commitments and obligations under this Agreement or the transactions contemplated hereby.

i.
The execution, delivery and performance of and compliance with this Agreement, and the issuance of the Series A Preferred Stock will not result in any material violation of, or conflict with, or constitute a material default under, any of Stockholder’s articles of incorporation or bylaws, if applicable, or any of Stockholder’s material agreements nor result in the creation of any mortgage, pledge, lien, encumbrance or charge against any of the assets or properties of Stockholder or the securities.

j.	Stockholder recognizes that no federal, state or foreign agency has recommended or endorsed the purchase of the Series A Preferred Stock.

k.
In addition, the certificates representing the Series A Preferred Stock or Common Stock upon conversion of the Series A Preferred Stock, and any and all securities issued in replacement thereof or in exchange therefor, shall bear such legend as may be required by the securities laws of the jurisdiction in which Stockholder resides.

1.
Stockholder acknowledges that Stockholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the securities and of making an informed investment decision.

3.          Representations and Warranties of the Company.  The Company represents and warrants to Stockholders as follows:

a.	The Company is duly organized and validly exists as a corporation in good standing under the laws of the State of Delaware.

b.	The Company has all requisite corporate power and authority to enter into, deliver and perform this Agreement.

c.
All necessary corporate action has been duly and validly taken by the Company to authorized the execution, delivery and performance of this Agreement by the Company, and the issuance of the Series A Preferred Stock by the Company pursuant to this Agreement. This Agreement has been duly and validly authorized, executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with the terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, whether considered in a proceeding in equity of law.

4.          Miscellaneous.

a.
Stockholder agrees not to transfer or assign this Agreement or any of Stockholder’s interest herein and further agrees that the transfer or assignment of the Series A Preferred Stock acquired pursuant hereto shall be made only in accordance with all applicable laws, including such transfers to the Stockholder’s legal heirs and assigns. All statements, representations, warranties, covenants and agreements in this Agreement shall be binding on the parties hereto and shall inure to the benefit of the respective successors and permitted assigns of each party hereto.

b.	Subscriber has read and has accurately completed this entire Agreement including all Exhibits attached hereto.

c.	This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and may be amended only by a written execution by all parties.

d.	Stockholder acknowledges that it has been advised to consult with its own attorney regarding this Agreement and Stockholder has done so to the extent that Stockholder deems appropriate.

e.
This Agreement shall be enforced, governed and construed in all respects in accordance with the laws of the State of New York, as such laws are applied by the New York courts to agreements entered into and to be performed in New York by and between residents of New York, and shall be binding upon each Stockholder, each Stockholder’s heirs, estate, legal representatives, successors and assigns and shall inure to the benefit of the Company, its successors and assigns.

f.
If any provision of this Agreement is held to be invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed modified to conform with such statute or rule of law. Any provision hereof that may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provisions hereof.

g.	All pronouns and any variations thereof used herein shall be deemed to refer to the masculine, feminine, singular or plural, as identity of the person or persons may require.

h.	This Agreement may be executed in counterparts and by facsimile, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

5.          Prohibition of Pledge, Sale or Transfer.  The pledge, sale, or other transfer of the Series A Convertible Preferred Stock, including (i) the use of the Series A Convertible Preferred Stock as collateral for borrowing, or (ii) the granting of purchase options to any other person or entity, shall be prohibited until the earlier to occur of (x) three (3) years from the date of issuance of such Series A Convertible Preferred Stock; or (y) upon the occurrence of a Change in Control, as defined above; provided, however, that a transfer by a Holder, (certified by the Holder to the Company that such transfer is for estate planning purposes), to (A) to an immediate family member; or (B) a trust, corporation, limited partnership or limited liability company created by a Holder and in which the beneficial interest of such trust and/or equity ownership of any such entity is for the principal benefit of the Holder and/or the Holder’s immediate family, shall be permitted. To the extent of any permitted transfer, such transferred shares shall still, nonetheless, be subject to the provisions set forth in this Certificate of Designation.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

MOBILE VIDEO DEVELOPMENT, INC.
a Delaware corporation

By:
Chief Financial Officer

STOCKHOLDERS:

Synthetica Holdings, LLC		SNK Trust

By:		By:
	Maurizio Vecchione		Gaye Knowles, Its Trustee
Managing Director

By:
Jaspal Julie Soos

By:
Wilma Vander Burgh

By:
Kristopher Wocks

By:
Jaime Ashmore